EXHIBIT (10) (a)
                          Independent Auditors' Consent





INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-39244 of First Ameritas Variable Annuity Separate Account of our report dated February 13, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the National Association of Insurance Commissioner's Codification of Statutory Accounting Practices effective January 1, 2001) on the statutory financial statements of First Ameritas Life Insurance Corp. of New York and our report dated February 13, 2002 on the financial statements of the subaccounts of First Ameritas Variable Annuity Separate Account, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP


Lincoln, Nebraska
February 27, 2002